Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Horsehead Holding Corp. and subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Horsehead Holding Corp. on Form S-8 (File No. 333147750, effective November 30, 2007).

/s/  Grant Thornton LLP

Cleveland, Ohio
March 11, 2009